Exhibit (a)(1)(F)

Option Exchange Offer

Agenda What is an Option What is an Option Exchange Why are we Exchanging How the Exchange Process Works Material included in the Package Q&A

What is a Unit Option? Unit Option - A right awarded by Crosstex to its employees giving employees the ability to purchase company units at a specified price. If the price of the units rise over time, the employee can then acquire the units at the grant price and sell at fair market value, gaining on the difference. $10 $15 $20 Grant Date Vest Date Grant Price $10 Market Price at time of sale: $15 Gain $15 - $10 = $5

What is an Option Exchange The Option Exchange is a voluntary offering being made to you by Crosstex. Currently all the options held by employees are 'underwater', meaning the price at which the option was granted is higher than the current fair market value. Example: Options from 2007 are issued at $37.31 $37.31is the 'grant price' On the open market, Crosstex units (Nasdaq: XTEX) are currently trading around $3.00 per unit The Option Exchange program will allow you to exchange eligible options with a higher grant price for replacement options with a lower grant price at an exchange rate of 3 to 1. Example: Current Options Replacement Options (after exchange) Number of Options 300 100 Grant Price $37.31 $3.00* *Actual grant value will be established based on conditions set forth in the Offer to Exchange

Why is an Option Exchange Being Offered Our compensation structure has three major components: Senior Management, the Board of Directors, and the Compensation Committee believe the underwater options currently held by employees no longer provide long-term incentive and retention. Retaining our employees and keeping everyone fully engaged is one of the most important initiatives of Crosstex The program will allow us to: Provide renewed ownership opportunities to our employees who elect to participate Recapture value Recapture value Recapture value Recapture value Recapture value Recapture value Recapture value Recapture value Recapture value Recapture value Recapture value Recapture value Recapture value Recapture value Recapture value Recapture value Recapture value Recapture value Recapture value Recapture value Recapture value

Nuts and Bolts All Eligible Options can be exchanged under this program. Eligible options are: An outstanding option with an exercise price equal to or greater than $10.00 per unit All options with a grant price greater than $10.00 may be exchanged in an all or nothing fashion All options with a grant price equal to $10.00 may be exchanged in an all or nothing fashion An option that has not previously been exercised Options may be vested or unvested Held by individuals who are employees of Crosstex Services, LP continuously from May 11, 2009 through the expiration of the offer.

Replacement Grant Details Exchange Rate The exchange rate is 3 eligible options for 1 new "replacement" option. Option Price The option price will be determined one of three ways: GREATER of $3.00 120% of the average closing sales price for 5 trading days prior to the expiration date of the offer Closing sales price on the expiration date of the offer Vesting Schedule Replacement options will have a new 2-year vesting schedule 1/2 of grant will vest on or around June 15, 2010 1/2 of grant will vest on or around June 15, 2011 Grant Term Options will expire 10 years from the date of issuance.

Putting it All Together Employee Example Current Grant Detail Current Grant Detail Current Grant Detail Current Grant Detail Current Grant Detail Current Grant Detail Current Grant Detail Grant Year Grant Price Total Number Granted Total Exercised Total Vested Total Unvested Total Available for Exchange by Year 2004 $21.25 1,000 500 500 0 500 2005 $32.70 450 0 450 0 450 2006 $34.50 400 0 400 0 400 2007 $37.31 350 0 233 116 350 2008 $31.58 350 0 116 223 350 Totals Available for Exchange: Totals Available for Exchange: Totals Available for Exchange: Totals Available for Exchange: Totals Available for Exchange: Totals Available for Exchange: 2,050 Exchanged Grant Detail Exchanged Grant Detail Exchanged Grant Detail Exchanged Grant Detail Exchanged Grant Detail Grant Year Grant Price Total Number Granted / Replaced Total Vesting in 2010 Total Vesting in 2011 2009 $3.25 684 342 342 Number Of Options 300 Option Grant Price $34.00 Current Fair-Market-Value $37.33 Gross $3.33 per unit x 300 units Gross $3.33 per unit x 300 units Goal Gross Profit $1,000 Number Of Options 100 Option Grant Price $3.50 Current Fair-Market-Value $13.50 Gross $10.00 per unit x 100 units Gross $10.00 per unit x 100 units Goal Gross Profit $1,000 Current Grant Detail Exchanged Grant Detail Example Scenario

Participation Instructions Your Option Exchange package contains the following items: A cover letter The Exchange Offer Summary of Terms A Letter of Transmittal Form Instructions for the Letter of Transmittal A Letter of Withdrawal Form Instructions for the Withdrawal Form Solium account information User name and password

Timeline May 13, 2009 Exchange Offer Period commences You may submit Letter of Transmittal and Withdrawal Forms one of three ways: Fax to : 214-721-9383 Scan and email to stacy.cardwell@crosstexenergy.com Hand deliver or Mail to Crosstex Energy c/o Stacy Cardwell 2501 Cedar Springs Dallas, TX 75201 June 11, 2009 Exchange Offer Expires at 5:00pm CST All Letters of Transmittal and/or Withdrawal Forms must be received by 5:00pm CST You will receive an email notification within two business days notifying you we received your request. If you do not receive an email, please contact Stacy Cardwell to ensure we have received your election form. Replacement Options granted after close of business day

Additional Information & Questions Within 15 days following the expiration of the Exchange Offer, you will receive your replacement option award agreement via mail to your home address. This will confirm, in detail, the final terms of your replacement options Final number of replacement options Final grant price Vesting schedule You will need to log into the Solium system and accept the new grant using the information provided in your package today. Questions How do I decide if this is the right decision for me or if I need clarification on the program? What if I opt not to participate? Am I eligible for any future grants if Crosstex offers them? Others -

Key Items to Remember This is a voluntary program. The exchange rate is 3:1. The deadline participate in the exchange is 5:00pm CST, June 11, 2009. Additional Contact Information Stacy Cardwell stacy.cardwell@crosstexenergy.com 214-721-9241